Exhibit 10.17
REDDIT, INC.
AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This Reddit, Inc. (the “Company”) Amended and Restated Non-Employee Director Compensation Program (this “Program”) has been adopted under the Plan (as defined below) effective as of February 3, 2026, and supersedes and replaces in its entirety the Company’s current Amended and Restated Non-Employee Director Compensation Program. Certain capitalized terms used herein are defined below under “Certain Definitions.”

Cash Compensation

Annual retainers will be paid in the following amounts to Non-Employee Directors:

Board Service

Service Type	Amount
Non-Employee Director	$60,000
Chairperson	$100,000
Vice Chairperson	$50,000

Committee Service

Service Type	Amount
Audit Committee Chairperson	$25,000
Compensation and Talent Committee Chairperson	$20,000
Nominating and Corporate Governance Committee Chairperson	$15,000
Audit Committee Member	$12,500
Compensation and Talent Committee Member	$10,000
Nominating and Corporate Governance Committee Member	$7,500

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. If a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Election to Receive RSUs In Lieu of Annual Retainers

General:
The Board or the Compensation Committee may, in its discretion, provide Non-Employee Directors with the opportunity to elect to convert all or a portion of their annual retainers into awards of RSUs (“Retainer RSU Awards”) granted under the Plan, with the number of RSUs subject to such Retainer RSU Award calculated by dividing (i) the amount of the annual retainer that would have otherwise been paid to such Non-Employee Director on the applicable grant date by (ii) the average closing trading price of the Common Stock over the 60 consecutive trading days ending with the trading day immediately preceding the grant date (such election, a “Retainer RSU Election”).

Each Retainer RSU Award will be automatically granted on the fifth day of the month immediately following the end of the quarter for which the corresponding portion of the annual retainer was earned. Each Retainer RSU Award will be fully vested on the grant date.

Election Method:
Each Retainer RSU Election must be submitted to the Company in the form and manner specified by the Board or its Compensation Committee. An individual who fails to make a timely Retainer RSU Election shall not receive a Retainer RSU Award and instead shall receive the applicable annual retainer in cash. Retainer RSU Elections must comply with the following timing requirements:
●Initial Election. Each individual who first becomes a Non-Employee Director may make a Retainer RSU Election with respect to annual retainer payments scheduled to be paid in the same calendar year as such individual first becomes a Non-Employee Director (the “Initial Retainer RSU Election”). The Initial Retainer RSU Election must be submitted to the Company on or before the date that the individual first becomes a Non-Employee Director (the “Initial Election Deadline”), and the Initial Retainer RSU Election shall become final and irrevocable as of the Initial Election Deadline.
●Annual Election. No later than December 31 of each calendar year, or such earlier deadline as may be established by the Board or the Compensation Committee, in its discretion (the “Annual Election Deadline”), each individual who is a Non-Employee Director as of immediately before the Annual Election Deadline may make a Retainer RSU Election with respect to the annual retainer relating to services to be performed in the following calendar year (the “Annual Retainer RSU Election”). The Annual Retainer RSU Election must be submitted to the Company on or before the applicable Annual Election Deadline and shall become effective and irrevocable as of the Annual Election Deadline.

Equity Compensation

Annual RSU Award:
Each Non-Employee Director who is initially appointed or elected to the Board on the date of an annual meeting of the Company’s stockholders (each, an “Annual Meeting”), or who is serving as a Non-Employee Director immediately before and will continue to serve as a Non-Employee Director immediately following an Annual Meeting, shall be automatically granted on the date of the applicable Annual Meeting an award of RSUs under the Plan, with the number of RSUs calculated by dividing (i) $260,000 by (ii) the average closing trading price of the Common Stock over the 60 consecutive trading days ending with the trading day immediately preceding the grant date (an “Annual RSU Award”).

If a Non-Employee Director is initially appointed or elected to the Board on a date other than the date of an Annual Meeting, then such Non-Employee Director shall be automatically granted on the date of such appointment or election an award of RSUs under the Plan, with the number of RSUs calculated by dividing (i) the Prorated Value (as defined below) by (ii) the average closing trading price of the Common Stock over the 60 consecutive trading days ending with the trading day immediately preceding the grant date (a “Prorated Annual RSU Award”). The “Prorated Value” means $260,000 multiplied by a fraction, the numerator of which is equal to 365 minus the number of days that have elapsed from the date of the Annual Meeting immediately preceding (or if no Annual Meeting has yet occurred, the May 30th immediately preceding) the date of the Non-Employee Director’s initial appointment or election through the date of such initial appointment or election, and the denominator of which is 365.

Each Annual RSU Award and Prorated Annual RSU Award will vest in full on the earlier of (i) the first anniversary of the grant date and (ii) immediately before the next Annual Meeting following the grant date, subject to the Non-Employee Director’s continued service to the Company through such vesting date.

Election to Defer Issuances

General:
The Board or the Compensation Committee may, in its discretion, provide each Non-Employee Director with the opportunity to defer the issuance of the shares underlying RSUs granted under this Program that would otherwise be issued to the Non-Employee Director in connection with the vesting or grant of the RSUs until the earliest of a fixed date properly elected by the Non-Employee Director, the Non-Employee Director’s Termination of Service (as defined in the 2024 Plan) or a Change in Control. Any such deferral election (“Deferral Election”) shall be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A of the Code, unless otherwise specifically determined by the Board or the Compensation Committee. If an individual elects to defer the delivery of the shares underlying RSUs granted under this Program, settlement of the deferred RSUs shall be made in accordance with the terms of the Deferral Election.

Election Method:
Each Deferral Election must be submitted to the Company in the form and manner specified by the Board or its Compensation Committee. Deferral Elections must comply with the following timing requirements:
●Initial Deferral Election. Each individual who first becomes a Non-Employee Director may make a Deferral Election with respect to the Non-Employee Director’s RSUs to be granted in the same calendar year as such individual first becomes a Non-Employee Director (the “Initial Deferral Election”). The Initial Deferral Election must be submitted to the Company on or before the Initial Election Deadline, and the Initial Deferral Election shall become final and irrevocable as of the Initial Election Deadline.
●Annual Deferral Election. No later than the Annual Election Deadline, each individual who is a Non-Employee Director as of immediately before the Annual Election Deadline may make a Deferral Election with respect to the RSUs to be granted in the following calendar year (the “Annual Deferral Election”). The Annual Deferral Election must be submitted to the Company on or before the applicable Annual Election Deadline and shall become final and irrevocable for the subsequent calendar year as of the applicable Annual Election Deadline.

Change in Control

Immediately before a Change in Control of the Company, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s award agreement.

Certain Terminations
Members of the Board who are employees of the Company who subsequently terminate their employment with the Company and any subsidiary and remain a Board member, to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any subsidiary, an Annual RSU Award as described above.

Reimbursements
The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.
Certain Definitions

As used in this Program, the following terms have the following meanings:
●“2024 Plan” means the Company’s 2024 Incentive Award Plan.
●“Board” means the board of directors of the Company.
●“Change in Control” has the meaning set forth in the 2024 Plan.
●“Code” means the Internal Revenue Code of 1986, as amended.
●“Common Stock” means the Company’s Class A common stock.
●“Compensation Committee” means the compensation and talent committee of the Board.
●“Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its subsidiaries.
●“Plan” means the 2024 Plan or its successor.
●“RSU” means a restricted stock unit covering a share of Common Stock.

Miscellaneous

The other provisions of the Plan shall apply to the RSUs granted under this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of RSUs hereby are subject in all respects to the terms of the Plan. The grant of RSUs under this Program shall be made solely by and subject to the terms set forth in an award agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.

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